Exhibit 99.1

CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801-3336
tel 407.650.1000 800.522.3863
fax 407.650.1013
www.cnlgrowthproperties.com

August 26, 2016	Investor Inquiries:
P.O. Box 219001
Kansas City, Missouri 64121- 9001
toll-free 866.650.0650

Dear Stockholder:

Thank you for your investment in CNL Growth Properties, Inc., a non-traded real estate investment trust. We are writing to update you on our plans to move forward with the Plan of Dissolution for CNL Growth Properties and to make a special liquidating distribution to stockholders of $2.35 per share.

Stockholders Approve Plan of Dissolution

On August 4, 2016, at the annual meeting, the stockholders approved, our Plan of Dissolution. This plan authorizes us to pursue an orderly liquidation of our assets and a final dissolution of CNL Growth Properties. We anticipate this could take between 12 and 24 months to complete, although there is no guarantee that we will complete the liquidation within this timeframe.

Special Liquidating Distribution Declared

We are pleased to announce our board of directors approved a special liquidating distribution of $52.9 million, or $2.35 per share, to stockholders of record as of August 24, 2016. Payments will be made on or about August 30, 2016. The special liquidating distribution will be funded from available cash and net proceeds from the sale of three multifamily communities: Whitehall Parc, Aura Castle Hills, and REALM Patterson Place. More information about the specifics of these transactions can be found in our company filings located on cnlgrowthproperties.com.

The $2.35 per share special liquidating distribution is the third cash distribution paid to stockholders since inception of the fund, and the first as it relates to the Plan of Dissolution. The special liquidating distribution will be reflected in each stockholder’s Form 1099 for the year ending December 31, 2016. Stockholders are strongly advised to consult their tax advisor regarding the tax consequences of the special liquidating distribution.

As we continue to pursue a complete liquidation of our remaining assets, the net proceeds are expected to range between $8.41 and $9.39 per share, including the $2.35 per share stockholders will soon receive. Taking into account the special distribution stockholders received of $3.00 per share in 2015, we estimate the total amount stockholders could receive is between $11.41 and $12.39 per share.

Revised Estimate of Net Asset Value (NAV)

Our estimated NAV as of December 31, 2015 was $8.65 per share. As a result of the special liquidating distribution, our revised estimated NAV as of December 31, 2015 is $6.30 per share.

Looking Forward

Our real estate portfolio now consists of ten class-A multifamily properties located in the Southeastern and Sun Belt regions of the United States. All ten properties are operational, and four are in the final stages of development and lease-up. Once construction is complete on the remaining properties under development, we expect to own 2,820 total multi-family units.

We will continue to focus on the construction and lease of our development properties while pursing the sale of stabilized assets. While we cannot provide any assurances with respect to the time or amounts of future distributions, know that we will be working diligently to meet the 12 to 24 month timeline.

Thank you for the confidence you have placed in CNL Growth Properties. Should you have questions, please contact CNL Client Services at 866-650-0650, option 3.

Sincerely,

Thomas K. Sittema	Stephen H. Mauldin
Chairman of the Board	Chief Executive Officer & President

cc: Financial Advisor

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the Company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the Company’s stock and/or other matters. The Company’s forward-looking statements are not guarantees of future performance. Stockholders and financial advisors should not place undue reliance on forward-looking statements.